Date: September 11, 2012	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES BOARD OF DIRECTORS
INCREASES DIVIDEND 5.3 PERCENT
Marks 17 Consecutive Years of Increased Dividends

WALL, N.J. - The board of directors of New Jersey Resources (NJR) has unanimously approved a 5.3 percent increase in the quarterly dividend rate to $.40 per share from $.38 per share. The new quarterly rate will be effective with the dividend payable October 1, 2012 to shareowners of record on September 24, 2012. The new annual dividend rate will be $1.60 per share. This dividend replaces the previous dividend of $.38 per share approved on July 11, 2012 for shareowners of record on September 14th. NJR has paid quarterly dividends continuously since its inception in 1952.

“The action taken today by our board of directors reaffirms our commitment to providing our shareowners with a competitive return on their investment,” said Laurence M. Downes, chairman and CEO of NJR. “As a result of our consistent financial performance, we have been able to increase our dividend for the 19th time in the last 17 years. This is our way of recognizing our shareowners for the confidence they place in us year after year.”

About New Jersey Resources
New Jersey Resources, a Fortune 1000 company, provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of 1.5 Bcf/day of firm transportation and over 62.1 Bcf of firm storage capacity; offers low-carbon, clean energy solutions through its commercial and residential solar programs and provides appliance installation, repair and contract service to nearly 135,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com, “Like” us at facebook.com/NewJerseyNaturalGas or follow us on Twitter @NJNaturalGas.